Three Months Ended
                               Mar. 31
                          1996         1995
Primary

Average number of
  common shares
  outstanding          18,035,828   17,943,665
Dilutive stock
  options outstand-
  ing                      37,888       61,902
Average number of
  common and common
  equivalent shares    18,073,716   18,005,567

Net earnings appli-
  cable to common
  stock and common
  stock equivalents    $3,957,000  $ 5,562,000

Primary earnings
  per share                  $.22         $.31